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                                                                   EXHIBIT 10.94


                                 April 21, 1997

Mr. Herbert H. Haft
2501 30th Street, N.W.
Washington, D.C. 20008

Dear Mr. Haft:

         This letter sets forth the settlement terms to which Dart Group Corporation ("Dart") is prepared to agree in principle, subject to the negotiation and execution of a definitive settlement agreement satisfactory to Dart in its sole discretion. Dart's willingness to enter into an agreement on these terms is also subject to its receipt of advice from Wasserstein Perella & Co. satisfactory to Dart that the proposed transaction is fair to Dart and that adequate financing will be available at closing.

         1. PAYMENTS TO HERBERT HAFT. Total payments to Herbert Haft of approximately $42,000,000, as follows:

                a. $11,619,274 of escrowed funds tendered to Herbert Haft 10/6/95 in repayment of Ronald Haft's 1993 note to Herbert Haft. Herbert Haft also will receive $700,000 of accrued interest in escrow account, which will require the agreement of Ronald Haft pursuant to the Amended HHH/RSH Settlement (as defined below).

                b.     $11,120,000 additional cash at closing.

                c. $9,250,000 on 1/31/98, or upon earlier sale for cash (whether through an asset sale, stock sale, merger or other similar transaction) of Shoppers Food Warehouse Corp. ("Shoppers"), in whole or in substantial part, or of Trak Auto Corporation ("Trak") or Crown Books Corporation ("Crown") in whole. Simple interest on unpaid amount @ 5% beginning the later of 8/1/97 or the closing date, payable monthly.

                d. $9,300,000, payable in three installments of $3,100,000 each on the first, second and third anniversaries of closing (with simple interest on unpaid amount @ 5% from the later of 8/1/97 or the closing date payable with principal installments), subject to acceleration of any unpaid installment(s) upon the sale for cash (whether through an asset sale, stock sale, merger or other similar transaction) of Shoppers, in whole or in substantial part, or of Trak or Crown in whole. Alternatively,




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Mr. Herbert H. Haft
April 21, 1997
Page 2

                       Dart may elect to pay in cash at closing an amount equal to the present value (calculated at a 10% discount rate) of these $9,300,000 deferred payments.

                e. Dart's full-recourse payment obligations set forth in subsections 1(c) and 1(d) hereof shall be secured by a first priority pledge (pari passu with pledge to Gloria, Robert and Linda Haft) of Trak shares owned by Dart.

                f. The definitive settlement agreement will provide for the allocation of the payments to Herbert Haft set forth in subsection 1(d) hereof (i) to the May 1997 bonus provided for under his employment agreement and (ii) the balance to the termination of any further obligations of Dart under such employment agreement. Dart will allocate the other payments to Herbert Haft as Dart determines to be appropriate.

                g. At the closing, Herbert Haft will receive general releases from Dart, Shoppers, Trak, Crown and Total Beverage, and their respective affiliates, directors and officers.

         2.     TRANSFERS AND BENEFITS TO DART.

                a. At closing, Herbert Haft will transfer to Dart 122,747 Class A shares, free of liens, including shares now pledged for a loan by First Union, and will also transfer to Dart his claim to all Class A shares that are subject to conflicting ownership claims among members of the Haft family.

                b. At closing, Herbert Haft will relinquish all options to purchase stock of Dart, Trak and Crown, as listed on
                       Schedule I, and (except as provided under item 4(h) below) any claims to co-investment or other rights with respect to Total Beverage, Shoppers, Dart/SFW Corp. or SFW Holding Corp.

                c. Herbert Haft's employment agreement will terminate effective as of closing, with no further obligation by Dart thereunder, and Herbert Haft will resign all director and officer positions with Dart and its affiliates. Prior to closing Dart will continue Herbert Haft's base salary and benefits provided for in his employment agreement (including, without limitation, 401-k), but will not be obligated to pay any bonus. Herbert Haft will be subject to the same




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Mr. Herbert H. Haft
April 21, 1997
Page 3

                       non-interference covenants that Ronald Haft agreed to in the 10/6/95 settlement.

                d. From the date of this letter, Herbert Haft will cooperate fully and promptly (including voting in favor of) and not interfere with the amended plans of reorganization for the 75th Avenue/wooded lot and Bridgeview warehouses approved by Ronald Haft and Dart, which may become effective prior to the closing of the settlement. At closing, Herbert Haft will transfer to Dart all of his right, title and interest in any Dart warehouse/office building properties (i.e., Pennsy I, II, III and III addition and Ontario, Cal.; 75th Avenue/wooded lot and Bridgeview, Ill., if plans of reorganization have not theretofore become effective) and will cooperate fully and promptly with the implementation of Dart's 10/6/95 settlement with Ronald Haft with respect to these properties. Dart will at closing receive a power of attorney from Herbert Haft for this limited purpose, which power of attorney will be in form and substance mutually satisfactory to both Dart and Herbert Haft.

                e. At closing, Herbert Haft's claim to a proxy to vote Dart Class B shares will be extinguished.

                f. At the closing, Herbert Haft will deliver a general release to Dart, Shoppers, Trak, Crown, Total Beverage, and all of their respective affiliates, directors and officers.

         3.     CONDITIONS.

                a. Dart's and Herbert Haft's obligation to close the settlement will be subject to the simultaneous closing of a comprehensive settlement between Dart and Gloria, Robert and Linda Haft (the "GRL Settlement") and a supplemental settlement between Dart and Ronald Haft (the "Supplemental RSH Settlement"), on terms satisfactory to the Board of Directors of Dart.

                b. From and after the date of this letter, Herbert Haft will agree not to object to or interfere in any way with, and will agree to provide any consents that may be reasonably requested by Dart in connection with any financing, stock sale, asset sale or other similar transactions by Dart and/or any of its subsidiaries after approval by a majority of the




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Mr. Herbert H. Haft
April 21, 1997
Page 4

                       members of the Board of Directors of Dart, Shoppers, Trak or Crown, provided that such transaction shall not close before May 15, 1997.

                c. Dart acknowledges that the implementation of the Amended HHH/RSH Settlement will require that Dart make a secured $10 million loan (guaranteed by Ronald Haft) to the "Retained Partnership," which will own and pledge 100% of the equity interests in the Sully Plaza, Maryland City and Rolling Valley shopping centers (the "$10 Million Loan"). A 50% interest in Shoppers' headquarters building in Lanham, Maryland will also be pledged as collateral. Dart's obligation to make the $10 Million Loan will be subject to the negotiation by Dart and Ronald Haft of definitive loan terms and documentation satisfactory to Dart in its sole discretion and the completion by Dart of due diligence.


         4. MISCELLANEOUS NON-MATERIAL ITEMS. The following terms shall be deemed non-material to the essence of the settlement, so any party's failure of performance thereof (which such failure shall be a basis for liability or specific performance) will not excuse the other party's performance of any other obligation under the settlement agreement.

                a. Holocaust Museum plaque would read "Dart Group Corporation, Herbert H. Haft, Chairman" (if acceptable to museum).

                b. Dart will make 4 Redskins tickets available for purchase (at face price) by Herbert Haft for each home game. The tickets will be for contiguous seats comparable in quality to Row 19 (seats 16-19) at RFK Stadium. If Redskins' policy permits Dart to transfer the right to purchase such tickets to Herbert Haft, Dart will do so promptly, without any charge to Herbert Haft except to the extent the Redskins impose a charge for such transfer.

                c. Dart will transfer clean title to the three cars used by Herbert Haft to him for $62,000, with $15,000 of that amount to be paid by Robert Haft.

                d. Herbert Haft will be entitled to his furniture, art and memorabilia (to be identified in a schedule attached to the definitive settlement agreement at the time it is signed) at Dart's headquarters,




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Mr. Herbert H. Haft
April 21, 1997
Page 5

                       subject to any lien of First Union or other creditors of Herbert Haft. Dart will not be responsible for packing/moving costs, towards which Robert Haft has offered to pay $5,000.

                e. Dart will not object to Herbert Haft, at his own expense, using Arthur Andersen, LLP, as accountants for tax return preparation services immediately upon signing and for any purpose after closing.

                f. Subject to review of policy terms, Dart will permit Herbert Haft to continue preexisting life insurance policies on his life at his expense. The cash value of the policies and all death benefits will be pledged (subject to preexisting loans) as collateral for obligation to repay Dart for all premiums paid on the policies. Herbert Haft will be responsible for outstanding policy loans and will be prohibited from taking new policy loans until Dart is fully paid for premiums. If possible, the Phoenix Life policy will be reinstated and brought to date at Herbert Haft's expense.

                g. Dart will consent to Robert Haft's assignment to Herbert Haft of his co-investment right with respect to Total Beverage under the U.S. District Court ruling, provided Herbert Haft must exercise or forego such co-investment right within six months of the closing. However, Dart will be entitled to extinguish Herbert Haft's co-investment right on 30 days prior written notice (within which 30-day period HHH will continue to be entitled to exercise the co-investment right), at any time prior to Herbert Haft's exercise of such right, if Dart develops a bona fide purchaser, merger partner or joint venture partner for all or part of Total Beverage.

                h. Dart will reimburse Herbert Haft up to $65,000 (and Robert Haft has offered to reimburse Herbert Haft up to another $25,000) for reasonable fees of Davis Polk for reviewing SEC filings and assisting Herbert Haft with Board meetings of Dart and affiliates since September 1994.

                i. Subject to prior due diligence satisfactory to Trak, Crown and Shoppers (which will be completed prior to closing), at closing Dart will cause them to deliver standard tenant's estoppel/no controversy certificates regarding their respective leases at




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Mr. Herbert H. Haft
April 21, 1997
Page 6

                       the Fair City and Landmark centers. At closing, Trak, Crown and Shoppers will receive standard landlord's estoppel/no controversy certificates regarding their leases at the Fair City and Landmark centers.


         5.     OTHER.

                a. The settlement agreement will confirm that Dart's existing obligations under its Articles, Bylaws and Delaware law to indemnify Herbert Haft against liabilities for actions relating to his positions and responsibilities as an officer and director of Dart and its subsidiaries will continue after the closing, provided that such confirmation will explicitly not waive any defenses Dart or any of its subsidiaries might otherwise have to any such indemnification claim. Dart will have no ongoing requirement to include Herbert Haft within the coverage of Dart's directors and officers liability insurance.

                b. The closing of the settlement will occur upon Final Court Approval, subject to delay of up to 90 days after Final Court Approval to enable Dart to arrange financing for the settlement and for the GRL Settlement, the Supplemental RSH Settlement and the $10 Million Loan. "Final Court Approval" will include, without limitation,
                       (1) final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating the pending Kahn and Lou shareholder derivative actions and approving the 10/6/95 settlement between Dart and Ronald Haft and the Supplemental RSH Settlement, and (2) final and non-appealable action by the U.S. Bankruptcy Court approving the effectiveness of Chapter 11 plans of reorganization for the Combined Properties entities.

                c.     [Non-material paragraph omitted]




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Mr. Herbert H. Haft
April 21, 1997
Page 7

                d. Herbert Haft will agree that in the event of a liquidating distribution by Dart at any time, Dart may elect to cap any and all actual and contingent liabilities that it or any of its direct or indirect subsidiaries or any of their respective affiliates may have to him (e.g., indemnification) by the establishment of a $1.0 million reserve fund for such purpose, provided that any unused portion of such reserve fund may be withdrawn by Dart (or any liquidating trustee therefor) or distributed to its shareholders at any time after December 31, 2002.

                e. The obligations of Dart under the settlement will not be obligations of any of Dart's direct or indirect subsidiaries.

                f. Both at the time the definitive settlement agreement is executed and delivered and at the time of the closing, both parties will sign an acknowledgment that they have read each of the documents they have signed, that they have been fully represented by counsel in connection with the transaction, and that they will not take the position at any time that any of the documents they have signed in connection with the settlement were not in keeping with their understanding or do not reflect their agreement.

                g. Dart and Herbert Haft will be entitled to specific performance of the settlement agreement.

                h. The definitive settlement agreement will provide for the suspension of litigation between Dart and Herbert Haft pending closing of the settlement or termination of the settlement agreement.

         6.     TERMINATION.

                a. The parties acknowledge that the various dates set forth herein assume the execution and delivery of a definitive settlement agreement between Dart and Herbert Haft by May 15, 1997.

                b. The parties expect that definitive agreements for the GRL Settlement, the Supplemental RSH Settlement,




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Mr. Herbert H. Haft
April 21, 1997
Page 8

                       the $10 Million Loan, the Amended HHH/RSH Settlement and the Amended HHH/GRL Settlement will be entered into prior to or simultaneously with the definitive settlement agreement between Dart and Herbert Haft.

                c. Either party may terminate the settlement agreement prior to closing if Final Court Approval has not been obtained by November 30, 1997.

         If you are prepared to proceed with the negotiation of a definitive settlement agreement reflecting the foregoing terms, please return a copy of this letter with your signature in the space provided below.

         This letter will terminate upon the earlier of the execution and delivery by Dart and Herbert Haft of a definitive settlement agreement or May 9, 1997. If this agreement terminates without the execution and delivery of a definitive settlement agreement, neither party shall have any liability to the other for breach hereof; provided, however, that if the failure of either party to proceed in good faith to enter into a settlement agreement consistent with this letter causes injury to the other party, such party may seek actual damages not to exceed $3,000,000 in the aggregate. Neither this letter nor any party's breach hereof shall give rise to any liability to any third party.

         This letter (exclusive of any drafts hereof or of any other documents) sets forth the entire understanding of the parties with respect to the subject matter hereof. This letter may be amended only by a written document signed by both Dart and Herbert Haft.

                                      Very truly yours,

                                      DART GROUP CORPORATION



                                      By:  /s/ Larry G. Schafran
                                           -------------------------------
                                           Larry G. Schafran
                                           Chairman, Executive Committee
                                             of the Board of Directors


I agree to the foregoing, including and subject to the qualifications set forth in the penultimate paragraph.


/s/ Herbert H. Haft
------------------------
Herbert H. Haft